EXHIBIT 99.1

FNB United Corp. Announces Fourth Quarter Results; Reports $24.7 Million Provision Expense and $16.3 Million Deferred Tax Valuation Reserve

ASHEBORO, N.C., Feb. 26, 2010 (GLOBE NEWSWIRE) -- FNB United Corp. (Nasdaq:FNBN), the holding company for CommunityONE Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported financial results for the fourth quarter of 2009. During the quarter, FNB United recognized a provision for loan losses of $24.7 million and increased the deferred tax assets valuation reserve by $16.3 million. As a result, FNB United reported a fourth quarter 2009 net operating loss of $28.0 million. Adjusting for dividends paid to the U.S. Treasury on the preferred stock issued in the Capital Purchase Program, the resulting fourth quarter 2009 loss attributable to common shareholders was $28.8 million, or $2.53 per diluted share.  During the fourth quarter of 2008, FNB United recognized a provision for loan losses of $15.5 million and charged off goodwill of $56.0 million. As a result, the company reported a net loss of $60.6 million, or $5.31 per diluted share, for the fourth quarter of 2008.

"The economy made 2009 a difficult year for many customers and their community banks in North Carolina, and it is very disappointing to report a loss," said Michael C. Miller, President and CEO. "Our losses in 2009 have been created by substantial provisions to our allowance for loan losses resulting from the housing slowdown and decline in real estate values and our aggressive approach to get these issues behind us. The reserves we've set aside have increased our allowance for loan losses to 3.16% of total loans, compared to 2.19% a year earlier. Nevertheless, we are encouraged about the future. We believe our core operating performance will be sufficient to sustain us through these difficult economic times as we also seek partial or full recovery of loans charged down and realization of future tax benefits.

"Retail deposit growth was a highlight again in the fourth quarter as we continued to gain attractively priced core deposits," said Miller. "The success of our three new offices in Greensboro, Seven Lakes and Cornelius, the effectiveness of our sales culture and our exceptional customer service have helped expand our customer base. System-wide, we grew total deposits by over $207 million year-over-year, of which half of the growth came in the form of core deposits such as demand, NOW and money market accounts."

During 2009, FNB United recognized provisions for loan losses totaling $61.7 million, charged off goodwill of $52.4 million, established a valuation reserve of $22.3 million for deferred tax assets, recorded a $5.0 million Other Than Temporary Impairment (OTTI) write-down on a specific investment security, and recorded a special FDIC assessment of $1 million. As a result, excluding the goodwill impairment charge, the deferred tax valuation reserve, the OTTI charge, and the FDIC special assessment, FNB United reported a net operating loss of $23.1 million for the year ended December 31, 2009. Reported net operating losses for the year on a GAAP basis were $101.7 million, while losses attributable to common shareholders, taking into account preferred dividends, were $104.6 million, or $9.16 per diluted share. "In 2009, we established a valuation reserve of $22.3 million for deferred tax assets. As the economy shows signs of improvement and our credit losses moderate, we anticipate that we could place increased reliance on our forecast of future taxable earnings, which would result in realization of future tax benefits," Miller added.

In 2008, FNB United reported a net operating loss, excluding the $57.8 million goodwill impairment charge and securities gains of $646,000, of $2.7 million. Reported net operating losses for 2008 on a GAAP basis were $59.8 million, a $5.24 loss per diluted share.

Credit Quality

"The prolonged downturn in the residential real estate market, and its resulting impact on contractors, developers, and property values, has adversely affected our loan portfolio and required additional reserves for loan losses," said Miller.  "We have been aggressively and proactively identifying and working-out potential problem loans in response. In particular, the residential land development and construction loan portfolios have been reviewed in depth during 2009, both internally and with assistance of independent loan review analysts. This initiative and scrutiny have done much towards early recognition of actual and potential losses, and are reflected in our levels of nonperforming loans and robust loan loss reserve during this challenging economy."

Nonperforming loans increased to $174.4 million, or 11.2% of total loans, at December 31, 2009, compared to 9.8% three months earlier. Construction, land and land development loans were 59.3% of nonperforming loans at quarter end. Nonperforming loans were $153.9 million at the end of the preceding quarter and $96.0 million a year ago.

Nonperforming assets were $209.7 million, or 9.9% of total assets at the end of the year, compared to $178.5 million, or 8.1% at the end of the preceding quarter, and $102.9 million, or 5.0% a year ago. Nonperforming assets include all nonperforming loans, all loans over 90 days delinquent and still accruing interest, other real estate owned, and other repossessed loan collateral. Loans delinquent 30-89 days and still accruing totaled $22.2 million, or 1.42% of total loans at December 31, 2009, compared to $25.3 million, or 1.60% of total loans at September 30, 2009, and $12.0 million, or 0.75% of total loans a year ago. Loans that were 90 days or more past due and still accruing totaled $6.9 million at December 31, 2009.

"We continue to build our allowance for loan losses, with a provision expense of $24.7 million during the fourth quarter, and a full-year provision expense of $61.7 million. Last year we booked a provision of $15.5 million for the fourth quarter and $27.8 million for the year," Miller said.  The allowance for loan losses is $49.5 million at year-end, equal to 3.16% of total loans held for investment, compared to 2.69% at September 30, 2009 and 2.19% at December 31, 2008.

"To reflect the current state of real estate market valuations, we are aggressively writing down non-performing loans and in 2009 had net charge-offs totaling $47.0 million," Miller said. Net charge-offs were $17.5 million for the fourth quarter and $12.0 million for the preceding quarter.  In the fourth quarter a year ago, net charge-offs totaled $7.5 million. FNB United's other real estate owned and repossessed loan collateral increased to $35.2 million at quarter-end, compared to $24.6 million in the preceding quarter, and $6.9 million at December 31, 2008.

In 2009, the company initiated a number of stimulus loan programs for the purpose of reducing the level of non-performing assets. The stimulus programs target not only existing non-performing loan relationships and other real estate owned, but also a variety of customer properties financed by CommunityONE Bank. As of February 8, 2010, we have closed $24 million under our stimulus loan program. The program specifics are located on the Bank's website at www.myyesbank.com and include a detailed listing of properties that qualify under the program.

"Mortgage lending was the bright spot for 2009," stated Miller. CommunityONE subsidiary Dover Mortgage Company originated $541 million in loans throughout its network, including 82.9% in FHA, VA, USDA or other government loans. CommunityONE originated an additional $263 million in 1-4 family loans, its most successful year ever. The Bank's portfolio of 1-4 family mortgages continues to perform well. Out of over 5,000 loans serviced for the Bank's portfolio or for Fannie Mae, only 15 homes are currently in process of foreclosure. "We've been working hard to keep families in their homes, and I credit the successful efforts by our staff in assisting these homeowners," said Miller.

Balance Sheet

Loans held for investment were $1.56 billion at year-end, compared to $1.58 billion a year earlier. The loan portfolio remains well diversified with a wide variety of borrowers and collateral, and much of the business remains a strong revenue generator.  At the end of the year single family mortgage loans approximated 18.6% of total loans, compared to 17.2% a year earlier, construction and development loans decreased to 24.3% of the loan portfolio, compared to 28.0% a year ago, and commercial and industrial loans decreased to 7.8%, compared to 8.4% year earlier. Home equity loans increased to 9.6% of total loans, versus 7.8% a year earlier. Commercial real estate, which is 68.3% owner occupied, decreased to 29.3% of total loans compared to 29.7% a year ago.

Total deposits increased 13.7% to $1.72 billion at December 31, 2009, compared to $1.51 billion a year earlier. Non-CD deposits increased 18.6% to $746.9 million at year-end, compared to $629.5 million a year earlier and certificates of deposit increased 10.2% to $975.2 million, from $885.3 million a year earlier. Brokered certificates of deposits, including CDARS, were $112.3 million at December 31, 2009, representing only 6.5% of total deposits.

Shareholders' equity was $98.4 million at December 31, 2009, compared to $147.9 million a year earlier. The change in shareholders' equity includes the goodwill write-downs totaling $52.4 million and the issuance of $51.5 million of preferred stock as a participant in the U.S. Treasury Department's Capital Purchase Program.

Capital Measures

FNB United remains well-capitalized for regulatory purposes with a total risk-based capital ratio of 10.28% and Tier 1 capital ratio of 5.68% as of December 31, 2009. Book value per share was $4.05 at year-end compared to $12.94 a year earlier, and tangible book value per share was $3.61 at year-end, compared to $7.85 a year earlier.

In October 2009, FNB United announced that it would temporarily discontinue its regular quarterly cash dividend on common stock to conserve capital.  In February 2009, FNB United received $51.5 million as a participant in the U.S. Treasury Department's Capital Purchase Program.  FNB United issued 51,500 shares of senior preferred stock and a related warrant for 2,207,143 shares of FNB United common stock to the U.S. Treasury. To date, FNB United has paid $2.9 million in dividends on the senior preferred stock to the U.S. Treasury.

Net Interest Margin

FNB United's net interest margin was 3.26% for the fourth quarter of 2009 compared to 3.25% for the immediate prior quarter and 3.08% for the fourth quarter a year ago. For the year, the net interest margin was 3.18% compared to 3.40% for 2008. "The net interest margin was negatively affected during the quarter due primarily to the reversal of previously accrued interest," said Miller. "The drag on nonperforming loans, including the reversals, continues to weigh on net interest income and inhibit our net interest margin. We are well-positioned, however, in the event of rate increases in coming quarters." The yield on interest earning assets declined by 21 basis points compared to the previous quarter and the cost of interest-bearing liabilities declined by 26 basis points compared to the previous quarter.

Income Statement

Fourth quarter net interest income before the provision for loan losses increased 16.1% to $16.3 million, compared to $14.0 million in the fourth quarter a year ago. Net interest income before the provision for loan losses was $16.4 million in the immediate prior quarter. Total noninterest income was $5.7 million for the quarter, compared to $5.0 million in the preceding quarter and $7.2 million in the fourth quarter a year ago. The decline in noninterest income for the fourth quarter of 2009 versus the fourth quarter 2008 was primarily due to a decrease in mortgage loan income compared to the fourth quarter a year ago.

For all of 2009, net interest income before the provision for loan losses increased 3.6% to $62.2 million, compared to $60.0 million in 2008. Noninterest income, excluding the OTTI charge of $5 million, improved to $26.7 million for the year compared to $22.6 million in 2008.  Income from mortgage loan sales increased $3.8 million on a consolidated basis for both Dover Mortgage and CommunityONE Bank in 2009 due to mortgage loan production activity of $804.4 million in 2009 versus $335.4 million in 2008.

"We had another good quarter of managing controllable operating expenses; however, collection and legal costs, including charges related to acquired real estate, remained high," said Miller. "While we have made progress in improving our core operating efficiency, FDIC insurance expense as well as other real estate owned expenses has increased substantially and offset the improvement in noninterest expense." FDIC insurance charges were $730,000 and $4.2 million, respectively, for the quarter and year ended December 31, 2009, compared to $170,000 and $894,000, respectively, for the comparable periods a year ago. Other real estate owned expenses were $1.4 and $3.5 million, respectively, for the quarter and year ended December 31, 2009, compared to $276,000 and $610,000, respectively for the comparable periods a year ago." Fourth quarter noninterest expense was $16.4 million, compared to $19.2 million, excluding the goodwill impairment charge, in the third quarter of 2009 and $13.8 million, excluding the goodwill impairment charge, in the fourth quarter a year ago.  Excluding the goodwill impairment charges taken in the third quarter of 2009 and the second and fourth quarters of 2008, total noninterest expense for the year was $67.5 million, compared to $60.0 million a year ago.

About the Company

FNB United Corp. is the Asheboro, North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," or "will." These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions.  Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United's filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS (Unaudited)
(In thousands except share and per share data)	Quarter Ended			Percent Change From
	December 31, 2009	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008
INTEREST INCOME:
Interest and fees on loans	$ 20,157	$ 21,132	$ 23,584	-4.6%	-14.5%
Interest and dividends on investments securities:
Taxable income	4,392	4,689	2,435	-6.3%	80.4%
Non-taxable income	500	562	539	-11.0%	-7.2%
Other interest income	117	115	86	1.7%	36.0%
Total interest income	25,166	26,498	26,644	-5.0%	-5.5%

INTEREST EXPENSE:
Deposits	7,042	7,969	9,633	-11.63%	-26.90%
Borrowed funds	1,831	2,112	2,974	-13.30%	-38.43%
Total interest expense	8,873	10,081	12,607	-11.98%	-29.62%

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	16,293	16,417	14,037	-0.76%	16.07%
Provision for loan losses	24,682	17,500	15,492	41.04%	59.32%
NET INTEREST (LOSS)/INCOME AFTER PROVISION FOR LOAN LOSSES	(8,389)	(1,083)	(1,455)	674.61%	476.56%

NONINTEREST INCOME:
Service charges on deposit accounts	2,316	2,333	2,600	-0.73%	-10.92%
Mortgage loan income	1,185	4,113	2,416	-71.19%	-50.95%
Cardholder and merchant services income	660	650	539	1.54%	22.45%
Trust and investment services	500	459	438	8.93%	14.16%
Bank owned life insurance	236	363	254	-34.99%	-7.09%
Other service charges, commissions and fees	265	301	273	-11.96%	-2.93%
Security gains	438	620	640	-29.35%	-31.56%
Total other-than-temporary impairment loss	--	(3,985)	--	-100.00%	N/A
Portion of loss recognized in other comprehensive income	--	--	--	N/A	N/A
Net impairment loss recognized in earnings	--	(3,985)	--	-100.00%	N/A
Other income	125	106	19	17.92%	557.89%
Total noninterest income	5,725	4,960	7,179	15.42%	-20.25%

NONINTEREST EXPENSE:
Personnel expense	7,783	8,559	6,592	-9.07%	18.07%
Net occupancy expense	1,349	1,365	1,330	-1.17%	1.43%
FF&E and data processing expenses	1,796	1,843	1,785	-2.55%	0.62%
Goodwill impairment	--	52,395	56,000	-100.00%	-100.00%
FDIC assessment	730	1,577	270	-53.71%	170.37%
Other expense	4,710	5,814	3,789	-18.99%	24.31%
Total noninterest expense	16,368	71,553	69,766	-77.12%	-76.54%
LOSS BEFORE INCOME TAXES	(19,032)	(67,676)	(64,042)	-71.88%	-70.28%
Income taxes (benefit)	9,000	(185)	(3,481)	-4964.86%	-358.55%
NET LOSS	(28,032)	(67,491)	(60,561)	-58.47%	-53.71%
Preferred stock dividends	(816)	(813)	--	0.37%	N/A
NET LOSS TO COMMON SHAREHOLDERS'	$ (28,848)	$ (68,304)	$ (60,561)	-57.77%	-52.37%

Loss per common share:
Basic	$ (2.53)	$ (5.98)	$ (5.31)	-57.77%	-52.44%
Diluted	$ (2.53)	$ (5.98)	$ (5.31)	-57.77%	-52.44%

Cash dividends declared per common share	$ --	$ --	$ 0.10	N/A	-100.00%

Weighted average shares outstanding:
Basic	11,423,058	11,420,868	11,406,361
Diluted	11,423,058	11,420,868	11,406,361

RESULTS OF OPERATIONS (Unaudited)
(In thousands except share and per share data)	Year-to-Date		Percent
	December 31, 2009	December 31, 2008	Change
INTEREST INCOME:
Interest and fees on loans	$ 84,261	$ 103,365	-18.5%
Interest and dividends on investments securities:
Taxable income	16,256	7,820	107.9%
Non-taxable income	2,256	2,040	10.6%
Other interest income	398	810	-50.9%
Total interest income	103,171	114,035	-9.5%

INTEREST EXPENSE:
Deposits	32,490	42,211	-23.0%
Borrowed funds	8,485	11,807	-28.1%
Total interest expense	40,975	54,018	-24.1%

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	62,196	60,017	3.6%
Provision for loan losses	61,741	27,759	122.4%
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	455	32,258	-98.6%

NONINTEREST INCOME:
Service charges on deposit accounts	8,956	9,342	-4.1%
Mortgage loan income	9,888	6,078	62.7%
Cardholder and merchant services income	2,514	2,220	13.2%
Trust and investment services	1,741	1,827	-4.7%
Bank owned life insurance	1,068	983	8.6%
Other service charges, commissions and fees	1,147	796	44.1%
Security gains	1,055	646	63.3%
Total other than temporary impairment loss	(4,985)	--	N/A
Portion of loss recognized in other comprehensive income	--	--	N/A
Net impairment loss recognized in earnings	(4,985)	--	N/A
Other income	369	731	-49.5%
Total noninterest income	21,753	22,623	-3.8%

NONINTEREST EXPENSE:
Personnel expense	32,932	32,900	0.1%
Net occupancy expense	5,522	5,343	3.4%
FF&E and data processing expenses	7,121	6,791	4.9%
Goodwill impairment	52,395	57,800	-9.4%
FDIC assessment	4,170	894	366.4%
Other expense	17,772	14,080	26.2%
Total noninterest expense	119,912	117,808	1.8%

(LOSS)/INCOME BEFORE INCOME TAXES	(97,704)	(62,927)	55.3%
Income taxes (benefit)/expense	3,992	(3,118)	-228.0%
NET (LOSS)/INCOME	(101,696)	(59,809)	70.0%
Preferred stock dividends	(2,871)	--	N/A
NET (LOSS)/INCOME TO COMMON SHAREHOLDERS'	$ (104,567)	$ (59,809)	74.8%

(Loss)/Earnings per common share:
Basic	$ (9.16)	$ (5.24)	74.7%
Diluted	$ (9.16)	$ (5.24)	74.7%

Cash dividends declared per common share	$ 0.05	$ 0.45	-88.9%

Weighted average shares outstanding:
Basic	11,416,977	11,407,616
Diluted	11,416,977	11,407,616

FINANCIAL CONDITION (Unaudited)
(In thousands except share and per share data)	As of			Percent Change From
	December 31, 2009	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008
ASSETS
Cash and due from banks	$ 27,600	$ 32,160	$ 28,743	-14.2%	-4.0%
Interest-bearing bank balances	98	376	404	-73.9%	-75.7%
Federal funds sold	--	65,064	206	-100.0%	-100.0%
Securities available-for-sale	237,630	261,811	205,426	-9.2%	15.7%
Securities held-to-maturity	88,558	92,777	27,794	-4.5%	218.6%
Loans held for sale	58,219	52,520	35,828	10.9%	62.5%
Loans held for investment	1,563,021	1,576,530	1,585,505	-0.9%	-1.4%
Less: Allowance for loan losses	(49,461)	(42,349)	(34,720)	16.8%	42.5%
Net loans held for investment	1,513,560	1,534,181	1,550,785	-1.3%	-2.4%
Property and equipment, net	48,115	48,852	50,947	-1.5%	-5.6%
Goodwill	--	--	52,395	N/A	-100.0%
Core deposit premiums	4,968	5,166	5,762	-3.8%	-13.8%
Other assets	122,548	100,999	86,144	21.3%	42.3%
Total Assets	$ 2,101,296	$ 2,193,906	$ 2,044,434	-4.2%	2.8%

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$ 152,522	$ 147,751	$ 150,272	3.2%	1.5%
Interest-bearing deposits:
Demand, savings, and money market deposits	594,377	577,778	479,223	2.9%	24.0%
Time deposits of $100,000 or more	425,858	445,545	407,539	-4.4%	4.5%
Other time deposits	549,371	550,668	477,713	-0.2%	15.0%
Total deposits	1,722,128	1,721,742	1,514,747	0.0%	13.7%
Retail repurchase agreements	13,592	19,467	18,145	-30.2%	-25.1%
Federal Home Loan Bank advances	166,165	167,953	238,910	-1.1%	-30.4%
Federal funds purchased	10,000	75,000	37,000	-86.7%	-73.0%
Subordinated debt	15,000	15,000	15,000	0.0%	0.0%
Junior subordinated debentures	56,702	56,702	56,702	0.0%	0.0%
Other borrowings	--	--	--	N/A	N/A
Other liabilities	19,350	9,439	16,013	105.0%	20.8%
Total liabilities	2,002,937	2,065,303	1,896,517	-3.0%	5.6%

SHAREHOLDERS' EQUITY
Series A preferred stock	48,205	48,033	--	0.4%	N/A
Common stock warrants	3,891	3,891	--	0.0%	N/A
Common stock	28,566	28,566	28,570	0.0%	0.0%
Surplus	115,039	114,983	114,772	0.0%	0.2%
Retained earnings/(accumulated deficit)	(96,234)	(67,385)	8,904	42.8%	-1180.8%
Accumulated other comprehensive income/(loss )	(1,108)	515	(4,329)	-315.1%	-74.4%
Total shareholders' equity	98,359	128,603	147,917	-23.5%	-33.5%
Total Liabilities and Shareholders' Equity	$ 2,101,296	$ 2,193,906	$ 2,044,434	-4.2%	2.8%

Shares outstanding at end of period	11,426,413	11,426,413	11,428,003	0.0%	0.0%

Book value per share (1)	$ 4.05	$ 6.71	$ 12.94	-39.7%	-68.7%
Tangible book value per share (1)(2)	$ 3.61	$ 6.26	$ 7.85	-42.3%	-54.0%

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding and does not include preferred stock or stock warrants.
(2) - Calculation excludes goodwill and core deposit premiums.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Quarters Ended
OPERATING PERFORMANCE:	December 31, 2009	September 30, 2009	December 31, 2008
Average loans	$ 1,625,333	$ 1,658,180	$ 1,611,601
Average securities	348,158	351,253	220,201
Average other interest-earning assets	45,414	32,799	25,052
Average noninterest-earning assets	118,636	172,258	228,254
Total average assets	$ 2,137,541	$ 2,214,490	$ 2,085,108

Average interest-bearing deposits	$ 1,574,069	$ 1,498,662	$ 1,357,565
Average noninterest bearing deposits	152,977	156,347	151,870
Average borrowings	275,625	352,366	349,264
Average noninterest-earning liabilities	7,556	13,449	15,573
Total average liabilities	2,010,227	2,020,824	1,874,272
Total average shareholders' equity	127,314	193,666	210,836
Total average liabilities and shareholders' equity	$ 2,137,541	$ 2,214,490	$ 2,085,108

Interest rate yield on loans	4.93%	5.06%	5.83%
Interest rate yield on securities	5.88%	6.27%	5.90%
Interest rate yield on interest-earning assets	5.00%	5.21%	5.78%

Interest rate expense on deposits	1.77%	2.11%	2.82%
Interest rate expense on borrowings	2.64%	2.38%	3.39%
Interest rate expense on interest-bearing liabilities	1.90%	2.16%	2.94%

Interest rate spread	3.10%	3.05%	2.84%

Net interest margin	3.26%	3.25%	3.08%

Other operating income / Average assets	1.06%	0.89%	1.38%
Other operating expense / Average assets	3.04%	12.82%	13.32%
Efficiency ratio (other operating expense / revenue before provision)	74.34%	334.72%	328.28%
Return on average assets	(5.20%)	(12.09%)	(11.55%)
Return on average tangible assets	(5.22%)	(12.41%)	(12.22%)
Return on average equity	(87.35%)	(138.26%)	(114.27%)
Return on average tangible equity	(91.00%)	(196.10%)	(247.97%)
Average equity / Average assets	5.96%	8.75%	10.11%

Tier 1 leverage	5.68%	7.20%	6.11%
Tier 1 risk-based capital	6.84%	8.68%	6.94%
Total risk-based capital	10.28%	11.52%	10.39%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
	As of / For the Quarters Ended			As of / For the Twelve Months Ended
NONPERFORMING ASSETS	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Loans on nonaccrual status	$ 167,506	$ 146,227	$ 95,173	$ 167,506	$ 95,172
Loans more than 90 days delinquent, still on accrual	6,908	7,670	853	6,908	853
Total nonperforming loans	174,414	153,897	96,026	174,414	96,025
Real estate owned (OREO)/Repossessed assets	35,238	24,635	6,898	35,238	6,898
Total nonperforming assets	$ 209,652	$ 178,532	$ 102,924	$ 209,652	$ 102,923
Total nonperforming assets/Total assets	9.98%	8.14%	5.03%	9.98%	5.03%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Balance, beginning of period	$ 42,349	$ 36,844	$ 26,750	$ 34,720	$ 17,381
Provision	24,682	17,500	15,492	61,741	27,759
Recoveries of loans previously charged off	415	993	2,057	2,386	2,005
Loans charged-off	(17,985)	(12,988)	(9,579)	(49,386)	(12,425)
Net (charge-offs)/recoveries	(17,570)	(11,995)	(7,522)	(47,000)	(10,420)
Balance, end of period	$ 49,461	$ 42,349	$ 34,720	$ 49,461	$ 34,720

Net chargeoffs/Average loans outstanding (annualized)	4.43%	3.02%	1.90%	2.97%	0.67%
Allowance for loan losses/Loans held for investment	3.16%	2.69%	2.19%	3.16%	2.19%

DEPOSITS	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Noninterest-bearing	$ 152,522	$ 147,751	$ 150,273	$ 152,522	$ 150,272
Interest-bearing transaction deposits:
Checking	226,696	208,723	173,614	226,696	173,614
Money Market	326,958	327,761	267,496	326,958	267,496
Savings	40,723	41,294	38,113	40,723	38,113
Total interest-bearing transaction deposits	594,377	577,778	479,223	594,377	479,223
Interest-bearing time deposits	975,229	996,213	885,251	975,229	885,252
Total deposits	$ 1,722,128	$ 1,721,742	$ 1,514,747	$ 1,722,128	$ 1,514,747
CONTACT: FNB United Corp.
         Mark Severson, CFO
         336.626.8351